                            FORMAN INTERACTIVE CORP.
                                201 Water Street
                          Brooklyn, New York 11201-1174



                                                         As of November 15, 1995



Mr. Richard D. Forman
201 Water Street
Brooklyn, N.Y. 11201-1174

                            Re: Employment Agreement

Dear Richard:

         We refer to the Stock Purchase Agreement dated concurrently herewith (the "Purchase Agreement") between Forman Interactive Corp. (the "Company"), Dan
B. Levine, Peter A. Forman, Richard D. Forman and Capital Express, L.L.C. ("CapEx").

         This will confirm our understanding as to the terms of your employment by the Company in connection with the closing (the "Closing") of the transactions contemplated by the Purchase Agreement:

         1. Position and Duties. You will be employed as a senior executive of the Company. You may also be elected an officer and director of the Company and serve as such for no additional compensation. You will perform such duties as the Board of Directors of the Company may from time to time determine consistent with your position and prior experience. You will devote such working time as you deem necessary, in good faith, to perform your duties.

         2. Compensation. (a) Your initial base salary shall be at the monthly full-time rate (based on an average of 40 hours per week) of $10,000, which will be prorated based on the amount of time you work on Company business each month. The amount of time worked by you in any month will be calculated by you; provided that, if there is a dispute as to the number of hours worked by you on Company business in any month, the Company's Board of Directors will review such number of hours within 30 days thereafter (or the number shall be deemed accepted) and its decision will be final.

                  (b) Until the conclusion of the contemplated marketing test, but not longer than 120 days from the date hereof, your salary shall accrue in lieu of payment. Thereafter, and until June 30, 1996, you will be paid 50% of your base salary and the balance shall accrue. Beginning July l, 1996, you will be paid 75% of your base salary in accordance with the Company's policy for its senior executives, and the balance shall accrue. Commencing as of January 1, 1997, you will be paid 100% of your base salary on a current basis with no accrual requirement.

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                  (c) Upon the closing of the books for the Company's fiscal year ending December 31, 1996 (which shall occur not later than [30] days after the end of such fiscal year, you shall be paid all accrued salary, including interest thereon from the date accrued to payment at the interest rate presently charged by Citibank, N.A. for a one-year commitment to its preferred customers plus 5%, provided that (i) the Company's gross revenues for such fiscal year exceed $1,000,000 and (ii) the payment of such accrued salary and interest thereon would not either (x) cause the then current ratio of current assets to current liabilities to fall below 1.75:1 or (y) working capital (i.e., current assets minus current liabilities) to be less than an amount equal to 60 days of "Operating Losses". For purposes of this subparagraph (c), the term "Operating Losses" means the average of the Company's operating losses for the immediately preceding three-month period, excluding extraordinary marketing expenses. If such tests would not be met as a result of payment of all of your accrued salary and interest thereon, the Company shall pay you such portion, on a pro rata basis with that of Richard D. Forman and Dan B. Levine, as it is able to so pay without failing such tests, and the balance of the accrued salary and interest thereon will be paid in the first fiscal quarter following December 31, 1996 as such tests are met.

                  (d) The Board of Directors may by majority vote eliminate the provisions of subparagraphs (b) and (c) of this paragraph 2. Any compensation payable by the Company to you in your capacity as an employee pursuant to subparagraph (a) or otherwise shall not be increased for two years after the date hereof and thereafter shall not be increased by more than 10% in any year, and except as provided in the previous sentence, no provision of this agreement shall be amended, modified or eliminated except by unanimous vote of the Board of Directors.

         3. Benefits. In the event that you devote at least 90% of your normal business hours to the Company's business for a period of twelve consecutive weeks, the Company will provide health insurance for you and your spouse and children having the same coverage as that presently contemplated to be provided to Foy Sperring or its cash equivalent.

         4. Employee-at-Will. You expressly acknowledge that you are an employee-at-will of the Company.

         5. Miscellaneous. (a) This agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other terms or agreements with respect to your employment by the Company.

                  (b) This letter agreement will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law.

                                       2
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         Please acknowledge your understanding of, and agreement with, the foregoing by signing your name in the space indicated below, whereupon this letter agreement will become a binding agreement upon the parties.


                                      Very truly yours,

                                      FORMAN INTERACTIVE CORP.


                                      By: /s/ Peter A. Forman
                                          -------------------
                                          Name: Peter A. Forman
                                          Title: President


Agreed to and acknowledged as of
the date first written above:


/s/ Richard D. Forman
---------------------
Richard D. Forman

                            FORMAN INTERACTIVE CORP.
                                201 Water Street
                          Brooklyn, New York 11201-1174




                                 January 5, 1998


Mr. Richard D. Forman
201 Water Street
Brooklyn, New York  11201-1174

         Re: Employment Agreement dated as of November 15, 1995 (the "Employment Agreement")

Dear Richard:

         When signed by each of us, this letter will constitute our agreement to amend the Employment Agreement. We hereby agree as follows:

         1. Section 2 of the Employment Agreement is amended by adding thereto a new paragraph (e) which shall read in full as follows:

         "(e) The Company hereby grants to you an option, exercisable at any time within five (5) years from the date hereof, to purchase up to 500,000 shares of the Company's common stock, of which 150,000 shares shall be purchasable at an exercise price of $.60 per share; 100,000 shares shall be purchasable at an exercise price of $1.60 per share; 100,000 shares shall be purchasable at an exercise price of $3.00 per share, and 150,000 shares shall be purchasable at an exercise price of $6.00 per share. Options with respect to 150,000 of such shares shall vest on the date of grant and the remaining options shall vest at the rate of 100,000 shares every six (6) months hereafter until full vested, provided that the lowest prices options shall vest first. Such options shall be evidenced by an option certificate in the form annexed hereto and shall be subject to the further terms and conditions set forth in such option certificate."
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         2. The Employment Agreement shall be further amended by deleting the existing Section 4 thereof and substituting, in place of such Section, a new
Section 4 which shall read in full as follows:

         "4. Term of Employment This Employment Agreement shall continue in full force and effect from the date hereof through June 30, 2000, unless sooner terminated as provided herein. Either party may terminate this agreement upon written notice to the other party in the event of any material breach not cured within thirty (30) days after written notice of such breach is given to the other party hereto, which notice shall specify the nature of the alleged breach in reasonable detail."

         3. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

         Kindly indicate your agreement to the foregoing by executing the enclosed copy of this letter in the space provided below and return it to the undersigned at your earliest convenience.


                                        Very truly yours,

                                        FORMAN INTERACTIVE CORP.


                                        By: /s/ Peter A. Forman
                                            -------------------
                                            Name: P. Forman
                                            Title: President


Agreed to and acknowledged as of
the date first written above:


/s/ Richard D. Forman
---------------------
RICHARD D. FORMAN

                               Register.com, Inc.
                                575 Eighth Avenue
                                   11th Floor
                               New York, New York

                                  June 24, 1999

Mr. Richard D. Forman
c/o Register.com, Inc.
575 Eighth Avenue
11th Floor
New York, New York

         Re: Employment Agreement

Dear Richard:

         Reference is hereby made to your employment agreement dated as of November 15, 1995 by and between you and Register.com, Inc. (f/k/a Forman Interactive Corp.) (the "Company"), as amended (the "Employment Agreement"). You and the company hereby agree to amend the Employment Agreement as follows:

         1. Section 3 of the Employment Agreement is amended by adding the following:

         "For so long as you are an employee of the Company, are entitled to receive a reimbursement of car expenses and other prerequisites equal to $20,000 per annum; provided that to the extent you work on Company business on less than a full-time basis, then such $20,000 shall be prorated for the amount of time you actually work on Company business."

         2. Except as amended hereby the Employment Agreement shall continue in full force and effect in accordance with its terms.

         Please indicate your agreement to the foregoing by signing a counterpart copy of this letter.

                                        Sincerely,

                                        REGISTER.COM, INC.


                                        By: /s/ Alan G. Breitman
                                            --------------------
                                            Name: Alan G. Breitman
                                            Title: VP Finance, Treasurer

Agreed to as of the date hereof:


/s/ Richard D. Forman
---------------------
Richard D. Forman